EXHIBIT 8.3

January 24, 2005

Summit Properties Partnership, L.P.
309 East Morehead Street, Suite 200
Charlotte, NC 28202

Ladies and Gentlemen:

     This opinion is delivered to you in our capacity as counsel to Summit Properties Partnership, L.P., a Delaware limited partnership (the “Partnership”), in connection with the filing of Amendment No. 1 to the Registration Statement (File No. 333-120734-01) on Form S-4 (the “Registration Statement”) of Camden Property Trust, a Texas real estate investment trust (“Camden”), and the Partnership, to be filed in connection with the consent solicitation for approval of the merger (the “Merger”) of Summit Properties Inc., a Maryland Corporation (“the General Partner”), with and into Camden Summit, Inc., a Delaware corporation (“MergerCo”) and a wholly-owned subsidiary of Camden, pursuant to the Agreement and Plan of Merger, as amended, dated as of October 4, 2004 between the General Partner, Camden and MergerCo (the “Merger Agreement”). This opinion relates to the qualification of the Partnership as a partnership for U.S. federal income tax purposes and to the discussion of certain federal income tax consequences of the exchange offer to unitholders of the Partnership as set forth in the Registration Statement.1

     For purposes of the opinion set forth below, we have reviewed and relied upon the Merger Agreement, the Registration Statement, and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements, representations and warranties made by the Partnership and the General Partner in a representation letter provided to us in connection with our preparation of this opinion, which we have neither investigated nor verified. We have assumed that such statements, representations and warranties are true, correct, complete and not breached and will continue to be so through the date of the Merger, that no actions that are inconsistent with such statements, representations and warranties will be taken, and that all representations, statements, and warranties made “to the best knowledge of” any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification. We further assume for purposes of this opinion that the Merger and

[1]	Terms used but not defined herein have the meaning given to them in the Registration Statement.

Summit Properties Partnership, L.P.
January 24, 2005

the exchange offer will result in the termination of the Partnership within the meaning of Section 708(b)(1)(B) of the Code as of the date of the Merger.

REPRESENTATIONS

     For purposes of rendering this opinion, the General Partner and the Partnership have made the following representations:

     1. The Partnership has been and will be up until the time of the Merger operated in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended from time to time (the “Delaware LP Act”), and, as applicable, the Agreement of Limited Partnership dated as of January 29,1994 and the Amended and Restated Agreement of Limited Partnership dated as of May 23, 2000 (the “Partnership Agreement”), and the General Partner has and will abide by the terms of the Partnership Agreement at all times up until the Merger;

     2. Except as provided for in the Merger Agreement (including the Exhibits and Schedules thereto) and any documents or agreements referred to therein, including the Second Amended and Restated Agreement of Limited Partnership of Camden Properties Partnership, L.P. and the Tax, Asset and Income Support Agreement), there are no written, oral, or other agreements among any of the beneficial owners of interests in the Partnership (the “Beneficial Owners”), the General Partner or other persons or entities that would modify or override the applicable provisions of the Partnership Agreement, including but not limited to overriding the effect of the Delaware LP Act, and that would be material to this opinion;

     3. The Partnership has had, and will at all times up until the Merger have, not fewer than two Beneficial Owners that are treated as separate taxpayers for federal income tax purposes, and no more than a ninety-nine percent (99%) interest in the Partnership’s profits, losses or capital has been or will be at any time prior to the Merger owned by one or more persons or entities that are treated as one taxpayer for federal income tax purposes;

     4. The Partnership has not made and prior to the Merger will not make an election to be excluded from the provisions of Subchapter K of the Code and has not elected and prior to the Merger will not elect to be taxed other than as a partnership for federal income tax purposes;

     5. The Partnership has not been and at all times up until the Merger will not be an insurance company, and has not engaged and at no time prior to the Merger will engage in an insurance business;

Summit Properties Partnership, L.P.
January 24, 2005

     6. The Partnership has not accepted and at all times up until the Merger will not accept deposits that are insured under the Federal Deposit Insurance Act, as amended, or a similar federal statute;

     7. The Partnership has not been and at no time prior to the Merger will be wholly owned by a state or political subdivision thereof;

     8. Less than substantially all of the assets of the Partnership have consisted and at all times prior to the Merger will consist of debt obligations (or interests therein);

     9. No interest in the Partnership has been or at any time prior to the Merger will be traded on an established securities market;

     10. No interest in the Partnership has been or prior to the Merger will be issued in a transaction required to be registered under the Securities Act of 1933, as amended (or exempt from such registration solely by reason of Regulation S promulgated thereunder providing an exemption from registration for certain offerings outside of the United States);

     11. The Partnership has not been and will not be at any time prior to the Merger a business entity that is taxable as a corporation under a provision of the Code other than under the provisions of Code Section 7701(a)(3) and Code Section 7704;

     12. The Partnership was actively engaged in an activity before December 4, 1995;

     13. The Partnership has not at any time after December 4, 1995 added a “substantial new line of business” within the meaning of Treasury Regulation Section 1.7704-1(l)(2) and has no present intention of adding such a “substantial new line of business” at any time in the future;

     14. The Partnership has never had and at all times prior to the Merger does not intend to have more than 500 partners (taking into account as a partner each person who indirectly owns an interest through a partnership, a grantor or section 678 trust, or an S corporation). No part of the business or operations of the Partnership has been or at all times prior to the Merger will be conducted through, or interrelated with the operations of, another partnership for the purpose of circumventing the foregoing representation that the Partnership has never had and does not intend to have more than 500 partners.

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Summit Properties Partnership, L.P.
January 24, 2005

     We have relied upon the foregoing representations in rendering this opinion, and, except to the extent provided in the following paragraph with respect to representations (13) and (14) above, our opinion is conditioned on the accuracy of such representations. We assume that all such representations shall continue to be through the date of the Merger.

     We have further assumed, with your permission, that for any taxable year in which representation (13) or (14) above is not satisfied and for all subsequent taxable years ninety percent (90%) or more of the Partnership’s gross income for each such taxable year will consist of qualifying income within the meaning of Section 7704(d) of the Code2 and the Partnership would not be described in Section 851(a) of the Code if it were a domestic corporation.3

     We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts and the accuracy and completeness of all records made available to us.

     Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been or will be sought from the Internal Revenue Service as to the federal income tax consequences of any aspect of the exchange offer.

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     Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion, under currently applicable United States federal income tax law and as of the date of this opinion, (i) the Partnership is property treated for federal income tax purposes as a partnership as defined in Sections 7701(a)(2) and 761(a) of the Code and not as a corporation as defined in Section 7701(a)(3) or as a publicly traded partnership taxable as a corporation under

[2]	Qualifying income generally includes, among other types of income, rents from real property, interest, dividends, gains from the sale or other disposition of securities, and any income that qualifies under Section 856(c)(2) of the Code (the REIT 95% qualifying income test). Qualifying income does not, however, include interest derived in the conduct of a financial or insurance business or certain rents that would not qualify as rents from real property under Section 856(d) of the Code, and it may not include interest if the determination of the amount of interest payable depends, in whole or in part, on the income or profits of any person.

[3]	Section 851(a) of the Code describes a “regulated investment company” to mean (i) a domestic corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a management company or unit investment trust, (ii) a domestic corporation with an election in effect under the 1940 Act to be treated as a business development company, and (iii) a common trust fund or similar fund excluded by Section 3(c)(3) of the 1940 Act from the definition of “investment company” and not included in the definition of “common trust fund” by Section 584(a) of the Code.

Summit Properties Partnership, L.P.
January 24, 2005

the rules of Section 7704 of the Code, and (ii) the discussion set forth in the Registration Statement under the caption “Material Federal Income Tax Consequences,” insofar as it purports to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, sets forth the material federal income tax consequences of the Merger and the exchange offer to the Partnership and of the exchange offer to unitholders of the Partnership who are United States Persons, in each case subject to the assumptions, limitations and qualifications set forth therein.

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     We express no opinion herein other than the opinions expressly set forth above. In particular, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. You should recognize that our opinion is not binding on the Internal Revenue Service and that a court or the Internal Revenue Service may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. The discussion and conclusions set forth above are based upon current provisions of the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change, potentially with retroactive effect. Changes in applicable law could adversely affect our opinion. We do not undertake to advise you as to any changes after the date hereof in applicable law that may affect our opinion.

     This opinion has been prepared for use in connection with the filing of the Registration Statements and speaks as of the date hereof. We hereby consent to the filing of the opinion as Exhibit 8.3 to the Registration Statement and to the reference to Goodwin Procter LLP under the caption “Material Federal Income Tax Consequences”. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
Goodwin Procter LLP